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                    STOCK PURCHASE AGREEMENT



                            BETWEEN


                       MYREL NEUMANN, O.D.


                              AND


                NATIONAL VISION ASSOCIATES, LTD.



                       SEPTEMBER 15, 1997

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                        TABLE OF CONTENTS

                                                        Page Nos.
1.   Definitions
2.   Purchase and Sale of Company Shares
     (a)  Basic Transaction
     (b)  Purchase Price
     (c)  The Closing
     (d)  Deliveries at the Closing
3.   Representations and Warranties Concerning the Transaction
     (a)  Representations and Warranties of the Seller
     (b)  Representations and Warranties of the Buyer
4.   Representations and Warranties Concerning the Company
     (a)  Organization, Qualification, and Corporate Power
     (b)  Capitalization
     (c)  Noncontravention
     (d)  Brokers' Fees
     (e)  Title to Assets
     (f)  Subsidiaries
     (g)  Financial Statements
     (h)  Events Subsequent to Most Recent Fiscal Year End
     (i)  Undisclosed Liabilities
     (j)  Legal Compliance
     (k)  Tax Matters
     (l)  Real Property
     (m)  Intellectual Property
     (n)  Tangible Assets
     (o)  Inventory
     (p)  Contracts
     (q)  Receivables
     (r)  Powers of Attorney
     (s)  Insurance
     (t)  Litigation
     (u)  Product Warranty
     (v)  Product Liability
     (w)  Employees and Optometrists
     (x)  Employee Benefits
     (y)  Guaranties
     (z)  Environmental Matters
     (aa) Certain Business Relationships with the Company
     (bb) Disclosure
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5.   Pre-Closing Covenants
     (a)  General
     (b)  Notices and Consents
     (c)  Operation of Business
     (d)  Preservation of Business
     (e)  Full Access
     (f)  Notice of Developments
     (g)  Exclusivity
     (h)  Cash Payments
6.   Post-Closing Covenants
     (a)  General
     (b)  Litigation Support
     (c)  Transition
     (d)  Confidentiality
     (e)  Company Indebtedness
     (f)  Securities
7.   Conditions to Obligation to Close
     (a)  Conditions to Obligation of the Buyer
     (b)  Conditions to Obligation of the Seller
8.   Remedies for Breaches of This Agreement
     (a)  Survival of Representations and Warranties
     (b)  Indemnification Provisions for Benefit of the Buyer
     (c)  Indemnification Provisions for Benefit of the Seller
     (d)  Matters Involving Third Parties
     (e)  Adjustment of Purchase Price
     (f)  Recoupment Under Buyer Note
     (g)  Other Indemnification Provisions
9.   Tax Matters
     (a)  Tax Periods Ending on or Before the Closing Date
     (b)  Tax Periods Beginning Before and Ending After the Closing Date
     (c)  Cooperation on Tax Matters
     (d)  Intentionally Omitted
     (e)  Certain Taxes
10.  Termination
     (a)  Termination of Agreement
     (b)  Effect of Termination
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11.  Miscellaneous
     (a)  Intentionally Omitted
     (b)  Press Releases and Public Announcements
     (c)  No Third-Party Beneficiaries
     (d)  Entire Agreement
     (e)  Succession and Assignment
     (f)  Counterparts
     (g)  Headings
     (h)  Notices
     (i)  Governing Law
     (j)  Amendments and Waivers
     (k)  Severability
     (l)  Expenses
     (m)  Construction
     (n)  Incorporation of Exhibits and Schedules
     (o)  Specific Performance
     (p)  Arbitration
     (q)  Time of Essence

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

                    STOCK PURCHASE AGREEMENT

     Agreement entered into as of September 15, 1997, by and between National Vision Associates, Ltd., a Georgia corporation (the "Buyer"), and Myrel Neumann, O.D., an optometrist licensed in Minnesota (the "Seller").

                            Recitals

     A. The Seller owns all of the outstanding capital stock of Midwest Vision, Inc., a Minnesota corporation (the "Company").

     B. The Company is in the business of selling eyeglasses, contact lenses, industrial eyewear and providing related optical and optometric goods and services.

     C. This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Company in return for cash, the Buyer Note, and common stock of the Buyer.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows.

     1. Definitions

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Action" means any claim, action, suit, hearing, charge, complaint, demand, arbitration, mediation, inquiry, proceeding or investigation by or before any Authority (or arbitrator or mediator, as the case may be) whether at law or in equity, whether criminal or civil in nature.

     "Accounting Applications" has the meaning set forth in Section 2(e)(i) below.

     "Accounting Firm" means Arthur Andersen, LLP.

     "Actual Value" has the meaning set forth in Section 2(e) below.

     "Adverse Consequences" means all Actions, Orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

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     "Affiliated Group" means any affiliated group within the meaning of
Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Agreement" means this Stock Purchase Agreement.

     "Ancillary Agreements" means the Headquarters Lease, the Neumann Employment Agreement, the Release, and the Put Option Agreement.

     "Authority" means any federal, state, or local or any foreign government, governmental, regulatory or administrative authority, agency, or commission, or any court, tribunal or arbitral body.

     "Bank" means First American Bank, N.A.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Buyer" has the meaning set forth in the preamble above.

     "Buyer Note" means the promissory note attached as Exhibit A.

     "Closing" has the meaning set forth in Section 2(c) below.

     "Closing Date" has the meaning set forth in Section 2(c) below.

     "Closing Date Balance Sheet" has the meaning set forth in Section 2(e) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

     "Common Shares" means shares of common stock, par value $.01 per share, of the Buyer.

     "Company" has the meaning set forth in the recitals above.

     "Company Guarantee" means a guarantee, dated July 25, 1996, by the Company in favor of the Bank, by which the Company guarantees payment of the Neumann Indebtedness.

     "Company Indebtedness" means indebtedness of the Company to the Bank represented by the Loan Documents.

                                      2
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     "Company Share" means any share of the common stock, par value $100 per share, of the Company.

     "Confidential Information" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

     "Deferred Intercompany Transaction" has the meaning set forth in Reg. Section 1.1502-13.

     "Designated Leases" has the meaning set forth in Section 7(a)(x)

     "Disclosure Schedule" has the meaning set forth in Section 4 below.

     "Draft Closing Date Balance Sheet" has the meaning set forth in Section 2(e) below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer
Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

     "Employee Plan" has the meaning set forth in Section 4(x) below.

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

     "Employees" means the employees of the Company.

     "Environmental Requirements" shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Net Book Value" means $1,319,191.

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     "Excess Amount" has the meaning set forth in Section 2(f) below.

     "Excess Consideration" has the meaning set forth in Schedule 2(b).

     "Exhibit" means an exhibit to this Agreement.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Financial Statement" has the meaning set forth in Section 4(g) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Headquarters" means the administrative offices and optical laboratory of the Company located at 2765 Quail Road Northeast, Sauk Rapids, Minnesota.

     "Headquarters Lease" means the lease agreement attached hereto as Exhibit B.

     "High Value" has the meaning set forth in Section 2(e) below.

     "Indemnified Party" has the meaning set forth in Section 8(d) below.

     "Indemnifying Party" has the meaning set forth in Section 8(d) below.

     "Index" means the attached index of Exhibits, Schedules, and other items.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith,
(c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation),
(g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).


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     "Knowledge" means actual knowledge after reasonable investigation.

     "Liability" means any liability or obligation of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Loan Documents" means the loan and related documents attached hereto as Exhibit C.

     "Low Value" has the meaning set forth in Section 2(e) below.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in
Section 4(g) below.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Net Book Value" means the excess of assets over liabilities as shown on the Closing Date Balance Sheet.

     "Neumann Employment Agreement" means the employment agreement attached as Exhibit D.

     "Neumann Guarantee" means a guarantee, dated July 25, 1996, by the Seller in favor of the Bank, by which the Seller guarantees payment of the Company Indebtedness.

     "Neumann Indebtedness" means indebtedness of the Seller to the Bank represented by the Loan Documents.

     "Notice" has the meaning set forth in Section 11(h) below.

     "Optometric Agreements" means the agreements between the Company and the Optometrists.

     "Optometrists" means the optometrists who, as of the date of this Agreement, render optometric and/or other services on premises of the Company.

     "Order" means any order, ruling, writ, judgment, injunction, decree, demand letter, stipulation, determination or award issued or entered into or agreed to with any Authority.

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     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" means the Buyer and the Seller jointly.

     "Permit" has the meaning set forth in Section 4(j)(ii) below.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Policy" means the following policies of life insurance No. 4302124 written by Principal Mutual Life Insurance Company and No. 0140120597 written by Lincoln Benefit Life Company.

     "Preliminary Purchase Price" has the meaning set forth in Section 2(b) below.

     "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "Purchase Price" has the meaning set forth in Section 2(f) below.

     "Put Option Agreement" means the option agreement attached hereto as Exhibit E.

     "Receivables" means all accounts receivable, notes and other amounts receivable from third parties, including (without limitation) customers and employees, whether or not in the Ordinary Course of Business, together with any unpaid financial charges accrued thereon.

     "Release" means the release attached hereto as Exhibit F.

     "Schedule" means a schedule to this Agreement.

     "Securities" means, collectively, the Buyer Note and the Common Shares to be delivered to the Seller under this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien (including any environmental and tax liens), encumbrance, charge, or other security interest.

     "Seller" has the meaning set forth in the preamble above.

     "Seller's Note Payable" means the promissory note attached as Exhibit G.

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     "Seller's Note Receivable" means the promissory note attached as
Exhibit H.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Sunset Date" has the meaning set forth in Section 8(a) below.

     "Sunset Representations" has the meaning set forth in Section 8(a) below.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, built-in gains tax under Code Section 1374, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8(d) below.

     "Trailing Closing Price" means the average closing sale price of the Common Shares (as reported by the National Association of Securities Dealers Inc. Automatic Quotation System or the primary stock exchange or over the counter market upon which the Common Shares are then traded) during the 20 consecutive trading days ending on the date the Buyer delivers to the Seller the Draft Closing Date Balance Sheet.

     "Transaction" means the transactions contemplated by this Agreement.

     2. Purchase and Sale of Company Shares.

     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of his Company Shares for the consideration specified below in this Section 2.

     (b) Preliminary Purchase Price. The Buyer agrees to pay to the Seller at the Closing the preliminary purchase price (the "Preliminary Purchase Price") by delivery of (i) the Buyer Note, (ii) cash in the amount shown on Schedule 2(b) payable by wire transfer or delivery of other immediately available funds, and (iii) a certificate representing the number of Common

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Shares shown on Schedule 2(b).  Each such share shall have a value equal to the closing sale price of the Common Shares, as reported by the National Association of Securities Dealers, Inc. Automatic Quotation System, on the Closing Date.

     (c) The Closing. The closing of the Transaction (the "Closing") shall take place at the offices of Hall & Byers, P.A. in St. Cloud, Minnesota, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transaction (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than September 30, 1997. If and only if the Closing actually occurs on or before October 30, 1997, the Closing Date shall be deemed to be September 30, 1997; otherwise, the Closing Date shall be the date on which the Closing occurs.

     (d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of his Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 2(b) above.

     (e) Preparation of Closing Date Balance Sheet.

          (i) Within 60 days after the Closing Date, the Buyer will prepare and deliver to the Seller a draft balance sheet
               (the "Draft Closing Date Balance Sheet") for the Company as of the close of business on the Closing Date (determined on a pro forma basis as though the Parties had not consummated the Transaction). The Buyer will prepare the Draft Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements. The Parties acknowledge that such basis includes application of the accounting judgments described on Schedule 2(e)(i) (the "Accounting Applications").

          (ii) If the Seller has any objections to the Draft Closing Date Balance Sheet, he will deliver a detailed statement describing his objections to the Buyer within 30 days after receiving the Draft Closing Date Balance Sheet. The Buyer and the Seller will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after the Buyer has received the statement of objections, however, the Accounting Firm will resolve any remaining objections. The determination of the Accounting Firm will be set forth in writing and will be conclusive and binding upon the Parties except for the case of clear mistake or gross negligence. The Buyer will revise the Draft Closing Date Balance Sheet as appropriate

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               to reflect the resolution of any objections thereto pursuant to this Section 2(e)(ii). The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2(e)(ii).

          (iii)In the event the Parties submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2(e)(ii) above, the Buyer and the Seller will share responsibility for the fees and expenses of the Accounting Firm as follows:

               (A) if the Accounting Firm resolves all of the remaining objections in favor of the Buyer (the Net Book Value so determined is referred to herein as the "Low Value"), the Seller will be responsible for all of the fees and expenses of the Accounting Firm.

               (B) if the Accounting Firm resolves all of the remaining objections in favor of the Seller (the Net Book Value so determined is referred to herein as the "High Value"), the Buyer will be responsible for all of the fees and expenses of the Accounting Firm; and

               (C) if the Accounting Firm resolves some of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of the Seller (the Net Book Value so determined is referred to herein as the "Actual Value"), the Seller will be responsible for that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and the Buyer will be responsible for the remainder of the fees and expenses.

          (iv) The Buyer will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet, and the books, records, and financial staff of the Company available to the Seller and his accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by the Buyer of the Draft Closing Date Balance Sheet, (B) the review by the Seller of the Draft Closing Date Balance Sheet, and
               (C) the resolution by the Parties of any objections thereto.

     (f) Adjustment to Preliminary Purchase Price. The Preliminary Purchase Price will be adjusted as follows:

          (i) If the Net Book Value exceeds the Estimated Net Book Value, the Buyer will pay to the Seller an amount (such amount, the "Excess Amount") equal to such excess by delivery of the

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               Excess Consideration within three business days after the
               date on which the Net Book Value finally is determined pursuant to Section 2(e) above.

          (ii) If the Net Book Value is less than the Estimated Net Book Value, the Seller will pay to the Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three business days after the date on which the Net Book Value finally is determined pursuant to Section 2(e) above.

The Preliminary Purchase Price as so adjusted is referred to herein as the "Purchase Price".

     3. Representations and Warranties Concerning the Transaction.

     (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(a)) with respect to himself, except as set forth in Schedule 3(a).

          (i) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Authority in order to consummate the Transaction.

          (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Transaction, will
               (A) violate any constitution, statute, regulation, rule, Order, charge, or other restriction of any Authority to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

          (iii)Brokers' Fees. The Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction for which the Buyer could become liable or obligated.

          (iv) Investment. The Seller (A) understands that the Securities have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are

               being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
               (B) is acquiring the Securities solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters,
               (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Securities, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Securities, (F) is an Accredited Investor, and (G) acknowledges and agrees that each certificate representing Common Shares to be delivered under this Agreement will be imprinted with the legend described in Section 6(f)(ii) below.

          (v) Company Shares. The Seller holds of record and owns beneficially the number of Company Shares set forth next to his name in Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement).
               The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

     (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(b)), except as set forth in Schedule 3(b).

          (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Authority in order to consummate the Transaction.


          (iii)Noncontravention. Neither the execution and the delivery of this Agreement (including the Buyer Note), nor the consummation of the Transaction, will (A) violate any constitution, statute, regulation, rule, Order, charge, or other restriction of any Authority to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          (iv) Common Shares. The Common Shares to be issued to the Seller pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

          (v) Brokers' Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction for which the Seller could become liable or obligated.

     4. Representations and Warranties Concerning the Company. The Seller represents and warrants to the Buyer that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty has to do with the existence of the document or other item itself. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
Section 4.

     (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Company.
The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock

certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

     (b) Capitalization. The entire authorized capital stock of the Company consists of 250 Company Shares, of which 220 Company Shares are issued and outstanding and no Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Transaction, will (i) violate any constitution, statute, regulation, rule, Order, ruling, charge, or other restriction of any Authority to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject
(or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Authority in order for the Parties to consummate the Transaction.

     (d) Brokers' Fees. The Company has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

     (e) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

     (f) Subsidiaries.  The Company has no Subsidiaries.

     (g) Financial Statements. Attached hereto as Exhibit I are the following financial statements (collectively the "Financial Statements"):
(i) audited balance sheets and statements of income, statements of retained earnings, and statements of cash flows as of and for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996 (the "Most Recent Fiscal Year End") for the Company; and (ii) unaudited balance sheets (the "Most Recent Financial Statements") as of and for the six months ended


June 30, 1997 (the "Most Recent Fiscal Month End") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete).

     (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

          (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

          (iii)no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which it is bound;

          (iv) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

          (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

          (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

          (vii)the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;



          (viii)the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);

          (x) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xi) there has been no change made or authorized in the charter or bylaws of the Company;

          (xii)the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xiii)except as expressly provided in this Agreement, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (xiv)the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xv) except as expressly provided in this Agreement, the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xvi)except as expressly provided in this Agreement, the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xvii)the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xviii)the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
                 Plan);


          (xix)the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xx) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xxi)there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

          (xxii)the Company has not committed to any of the foregoing.

     (i) Undisclosed Liabilities. The Company has no Liability (and there is no Basis for any present or future Action against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     (j) Legal Compliance.

          (i) Each of the Company and its predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, Orders, and charges thereunder) of Authorities, and no Action or notice has been filed or commenced against any of them alleging any failure so to comply.

          (ii) Section 4(j)(ii) of the Disclosure Schedule lists all types of material licenses, certifications, permits, pending applications, consents, approvals and authorizations of or from any Authority, used in or otherwise necessary or appropriate for the operation or conduct of the Company's business (collectively, the "Permits"). No other Permits are required by the Company for the conduct of its business. The Company has complied in all material respects with all conditions and requirements imposed by the Permits. The Company owns and has the right to use the Permits in accordance with the terms thereof, and each Permit is valid and in full force and effect.

          (iii)No officer or director of the Company has, directly or indirectly, given or agreed to give any significant rebate, gift or similar benefit to any supplier, customer, governmental employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in

               connection with any actual or proposed transaction) which
               (i) could subject the Company to any damage or penalty in any Action, or (ii) if not continued in the future, would result in a material adverse effect to the Company.

          (iv) The Company is not obligated and will not become obligated to repay any amounts previously paid or currently owing to the Company by any governmental or other third party reimbursement agency or program.

     (k) Tax Matters.

          (i) The Company has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (iii)Neither Seller nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either
               (A) claimed or raised by any Authority in writing or (B) as to which the Seller and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such Authority. Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1993.

          (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.


          (v) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person (other than the Company) under Reg.
               Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (vi) Section 4(k)(vi) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the Transaction): (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

          (vii)The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

          (viii)The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since January 1, 1997 and the Company will be an S corporation up to and including the date before the Closing Date. No election has been or will be made under Code Section 338(h)(10).

     (l) Real Property.

          (i)  The Company owns no real property.

          (ii) Section 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in
               Section 4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in
               Section 4(l)(ii) of the Disclosure Schedule:


               (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

               (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transaction;

               (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (D) no party to the lease or sublease has repudiated any provision thereof;

               (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

               (G) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered in any manner any interest in the leasehold or subleasehold;

               (H) all facilities leased or subleased thereunder have received all approvals of Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

               (I) all facilities leased or subleased thereunder are supplied with utilities and other services reasonably necessary and desirable for the operation of said facilities.

     (m) Intellectual Property.

          (i) Section 4(m) of the Disclosure Schedule sets forth a list of all trademarks, trade names, services marks, logos and copyrights owned, controlled, licensed or used by the Company. The Company has delivered or made available to the Buyer true and complete copies (or descriptions) of all of such


               Intellectual Property rights. All trademarks listed on the Disclosure Schedule are in full force, there is no third party claim affecting the use or ownership thereof, and all applications listed therein as pending have been prosecuted in good faith as required by law and are in good standing. The Company owns or possesses adequate licenses or other rights to use all Intellectual Property of the Company.

          (ii) All of the Company's rights in the Intellectual Property rights, licenses, contracts and other agreements listed or described on the Disclosure Schedule are in full force and effect and there is no third party claim affecting the use thereof. The Company is not in default under any such license, contract or other agreement and there are no defaults by any other party to any such license, contract or other agreement. The Company has not granted any Person any right to use any of the Intellectual Property used or intended to be used in or related to the Company's Business for any purpose.

          (iii)None of the Company's rights in the Intellectual Property listed or described on the Disclosure Schedule is involved in any interference or opposition proceeding, and there has been no notice received by the Company that any such proceeding will hereafter be commenced. The Company has used all commercially reasonable efforts to protect the Intellectual Property used or intended to be used in or related to the Company's business against infringement by others and to preserve its Confidential Information and none of such Intellectual Property is being infringed by others. There has been no infringement by the Company with respect to any Intellectual Property rights of others.

     (n) Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. A defect shall be deemed "material" if the cost of repair or replacement exceeds $5,000.

     (o) Inventory. The inventory of the Company consists of raw materials, packaging, and supplies, manufactured and purchased parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective. The inventories of the Company are at normal and adequate levels for the continuation of business in the Ordinary Course of Business. All work in progress can be completed for sale in the Ordinary Course of Business. The Company owns all its inventory free and clear of all Security Interests, except inventory subject to the agreements described in Section 4(p)(xii). Under each such agreement, the Company may return all inventory without being obligated to pay any penalty whatsoever.


     (p) Contracts. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Company, or involve consideration in excess of $5,000;

          (iii)any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v)  any agreement concerning confidentiality or noncompetition;

          (vi) any agreement with the Seller;

          (vii)any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (viii)any collective bargaining agreement;

          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $15,000 or providing severance benefits;

          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

          (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or

          (xii)any agreement for the consignment of inventory;


          (xiii)any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transaction;
(C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (D) no party has repudiated any provision of the agreement; and (E) with respect to any agreement described in Section 4(p)(iv), such agreement may be prepaid without penalty or payment of any premium.

     (q) Receivables. All Receivables of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

     (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

     (s) Insurance. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

          (i)  the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii)the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and


          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transaction;
(C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

     (t) Litigation. Section 4(t) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding Order or charge or (ii) is a party or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company, is threatened to be made a party to any Action. None of the Actions set forth in Section 4(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. None of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such Action may be brought or threatened against the Company. To the knowledge of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company, there is no Basis for the commencement of any Action against the Company.

     (u) Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no Basis for any present or future Action against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4(u) of the Disclosure
Schedule includes copies of the standard terms and conditions of sale or lease for each of the Company (containing applicable guaranty, warranty, and indemnity provisions).

     (v) Product Liability. The Company has no Liability (and there is no Basis for any present or future Action against the Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.


     (w) Employees and Optometrists.

          (i) The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Seller and the directors and officers (and employees with responsibility for employment matters) of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

          (ii) Section 4(w)(ii) of the Disclosure Schedule lists all Employees, sets forth their wages, and describes any written or oral employment arrangements between the Company and any Employee. The Employees are all the current employees of the Company as of the date of this Agreement. The Employees will, to the Seller's knowledge, be available for employment by the Company as of the Closing Date. No Employee has a written employment agreement with the Company which is not terminable on notice by the Company without cost or other liability to the Company. No Employee has indicated that he or she intends to terminate his or her employment with the Company or seek a material change in his or her duties or status with the Company.

          (iii)Section 4(w)(iii) of the Disclosure Schedule lists all Optometrists. No Optometrist is employed by the Company or is deemed by any Authority to be employed by the Company and there is no Basis for any Authority to make such a claim.
               No Optometrist has indicated to the Company that he or she intends to terminate his or her Optometric Agreement or to renegotiate its terms. Section 4(w)(iii) of the Disclosure Schedule lists all Optometric Agreements. Each Optometric Agreement is valid and in full force and effect in accordance with its terms. A true and correct copy of the standard form of Optometric Agreement is attached and made part of Exhibit J. Section 4(w)(iii) of the Disclosure Schedule accurately and completely sets forth for each Optometric Agreement, (i) the parties to the Optometric Agreement,
               (ii) the date of its execution and expiration, (iii) any options to renew, (iv) the location of the property which is the subject of the Optometric Agreement, (v) rent and other fees payable thereunder, and (vi) any terms and provisions which differ from those contained in the standard form of Optometric Agreement. There has not been any amendment, modification, or variation of any of the Optometric Agreements other than as reflected on Section 4(w)(iii) of the Disclosure Schedule and each Optometric Agreement truly, accurately, and completely sets forth all terms and conditions of the entire contractual relationship between the Company and the Optometrist. There is not under

               any Optometric Agreement any default (or any claim of default) by any party to such Optometric Agreement, or any event of default or event which with notice or lapse of time or both would constitute a default by such party and in respect of which such party has not taken adequate steps to prevent a default on its part from occurring. The Company has not received (and has no notice of) any exercise (by any Person (including any Optometrist)) of a right to cancel or terminate (whether or not arising out of an alleged default) any Optometric Agreement. The interest of the Company in and under each Optometric Agreement is unencumbered by any Security Interest and is subject to no present Action or threatened Action. The Company has performed all the obligations required to be performed by it under each of the Optometric Agreements.

     (x) Employee Benefits.

          (i) Section 4(x) of the Disclosure Schedule contains a complete and correct list of each Employee Benefit Plan covering any present or former employees of the Company and each other material plan or arrangement providing for severance benefits, deferred compensation, fringe benefits, pension benefits, insurance benefits, profit sharing, retirement benefits, stock purchases, stock options, incentives, bonuses, vacations, disability benefits, hospitalization benefits, medical insurance, life insurance and other employee benefit plans, programs or arrangements or a similar type of benefit or compensation covering any present or former employee of the Company (an "Employee Plan"), whether or not such Employee Plan has been terminated. The Company has provided the Buyer with complete and correct copies of the material documents comprising each Employee Plan and (where applicable) the most recent Form 5500 Annual Report and the summary plan description for each Employee Plan.

          (ii) Each Employee Plan which is subject to ERISA conforms in all material respects to, and its operation and administration are in all material respects in compliance with, all applicable requirements of ERISA, the Code, and other applicable laws. Each Employee Plan which is intended to comply with Code
               Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that such Employee
               Plan is qualified under Code Section 401 and that any trust maintained pursuant thereto is exempt from federal income taxes under Code Section 501 and there is no reasonable
               Basis for the loss of such qualification or exemption or for any Liability with respect to such Employee Plan. There has been no Prohibited Transaction with respect to any Employee Plan. There are no Actions pending (other than routine claims

               for benefits) or threatened against or with respect to any Employee Plan or against the assets of any Employee Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan. No Employee Plan is under audit or investigation by the Internal Revenue Service or the Department of Labor, or any other Authority, and no such completed audit, if any, has resulted in the imposition of any Tax, interest or penalty.

          (iii)The Company has not maintained or contributed to, and has not been required to maintain or contribute to, any Employee
               Plan which is intended to be qualified as an Employee Pension Benefit Plan.

          (iv) None of the Employee Plans is an Employee Welfare Benefit
               Plan.

          (v) The Company does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan and has no Liability under any Multiemployer Plan.

          (vi) The Company does not maintain, never has maintained or contributes, never has contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

          (vii)The consummation of the Transaction will not alone give rise to any Liability for any employee benefits, including without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former employee of the Company.

     (y) Guaranties. Except for the Company Guarantee, the Company is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

     (z)  Environmental Matters.

          (i) Each of the Company and its respective predecessors and Affiliates has complied and is in compliance with all Environmental Requirements.

          (ii) Without limiting the generality of the foregoing, each of the Company and its Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Requirements for the occupation of its facilities and the operation of its business; a list of all such permits,

               licenses and other authorizations is set forth in Section 4(z)(ii) of the Disclosure Schedule.

          (iii)Neither the Company nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Requirements.

          (iv) None of the following exists or has existed at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

          (v) None of the Company or its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid
               Waste Disposal Act, as amended ("SWDA") or any other Environmental Requirements.

          (vi) Neither this Agreement nor the consummation of the Transaction will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Requirements.

          (vii)Neither the Company, nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements.

          (viii)No facts, events or conditions relating to the past or present facilities, properties or operations of the Company, or any of its predecessors or Affiliates, will prevent, hinder or limit continued compliance with Environmental Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Requirements, or give rise to any other Liabilities pursuant to Environmental Requirements, including without limitation

                any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

     (aa) Certain Business Relationships with the Company.

          (i) The Seller has not been involved in any business arrangement or relationship with the Company within the past 12 months, and the Seller does not own any asset, tangible or intangible, which is used in the business of the Company.

          (ii) Section 4(aa)(ii) of the Disclosure Schedule sets forth a list of the ten largest customers and ten largest suppliers of the Company for the most recent twelve-month period, together with the amount of sales or purchases attributable to such customers or suppliers expressed in dollars. No customer or supplier which was significant to the Company during the past three years, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be.

     (bb) Disclosure.  The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transaction (including satisfaction, but not waiver, of the closing conditions set forth in
Section 7 below).

     (b) Notices and Consents. The Seller will cause the Company to give any notices to third parties, and will cause the Company to use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and the Seller will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Authorities in connection with the matters referred to in Section 3(a)(i), Section 3(b)(ii), and
Section 4(c) above.

     (c) Operation of Business. The Seller will not cause or permit the Company to, and the Company shall not, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not, except as provided in Section 5(h) below, cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or

otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

     (d) Preservation of Business. The Seller will cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (e) Full Access. The Seller will permit, and the Seller will cause the Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

     (f) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this
Section 5(f), however, shall be deemed to amend or supplement Schedule 3(a),
Schedule 3(b), or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (g) Exclusivity. The Seller will not (and the Seller will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote his Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (h) Cash Payments and Other Distributions.

          (i) Immediately prior to the Closing, the Seller will cause the Company to make the following payments to the Seller:

               (A)  a cash dividend equal to $14,000.

               (B) a cash dividend equal to (x) the amount then owing under the Seller's Note Payable plus (y) $134,840.

               (C) a cash payment in full satisfaction of the Seller's Note Receivable.


          (ii) Immediately prior to the Closing, the Seller will make a cash payment to the Company in full satisfaction of the Seller's Note Payable.

          (iii)After the payments described in this Section 5(h) have been made, the Company will deliver the Seller's Note Payable, marked "Paid in Full" to the Seller, and the Seller will deliver the Seller's Note Receivable, marked "Paid in Full" to the Company.

          (iv) Immediately prior to the Closing, the Seller shall (A) pay and discharge the Neumann Indebtedness in full and (B) cause the Bank to release and terminate the Company Guarantee and any security agreement and security with respect thereto.

          (v) Immediately prior to the Closing, the Company shall assign the Policy to the Seller, by instrument reasonably satisfactory to the Parties.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Action in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

     (c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the business of the Company to the Buyer from and after the Closing.


     (d) Confidentiality. The Seller will treat and hold the Confidential Information as confidential, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use his reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (e) Company Indebtedness. Immediately after the Closing, the Buyer shall cause the Company to (i) pay and discharge the Company Indebtedness in full and (ii) cause the Bank to release and terminate the Neumann Guarantee.

     (f) Securities.

          (i) The Buyer Note will be imprinted with a legend substantially in the following form:

               The payment of principal and interest on this Note is subject to certain recoupment provisions set forth in a Stock
               Purchase Agreement dated as of September 15, 1997 (the "Purchase Agreement") between the issuer of this Note and the person to whom this Note originally was issued. This
               Note was originally issued on October 8, 1997, and has not been registered under the Securities Act of 1933, as amended. The transfer of this Note is subject to certain restrictions set forth in the Purchase Agreement. The issuer of this Note will furnish a copy of these provisions to the holder hereof without charge upon written request.

          (ii) Each certificate representing Common Shares delivered under this Agreement will be imprinted with a legend substantially in the following form:

               The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Federal Act"), or the securities laws of any state or other jurisdiction, but have been acquired by the registered owner

               hereof for purposes of investment and in reliance on the statutory exemptions contained in Sections 3(b) and 4(2) of the Federal Act, in Section 10-5-9(13) of the Georgia Securities Act of 1973 and in comparable exemptions in the securities laws of other jurisdictions to the extent applicable. Such shares may not be sold, pledged, transferred or assigned except in a transaction which is exempt under such Federal Act and such other laws, or pursuant to an effective registration statement thereunder or in a transaction otherwise in compliance with such Act and other laws, and in the case of an exemption or other such transaction otherwise in compliance, unless the Company has received an opinion of counsel, satisfactory to it, or a communication from the Securities and Exchange Commission and any other governmental authority empowered to interpret the securities laws of states or other jurisdictions that are applicable to such transaction, that such transaction does not require registration of the shares under the Federal Act or under such other laws, as the case may be.

          (iii)Each holder desiring to transfer a Security first must furnish the Buyer with (i) a written opinion reasonably satisfactory to the Buyer in form and substance from counsel reasonably satisfactory to the Buyer by reason of experience to the effect that the holder may transfer the Security as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein and, with respect to the Buyer Note, the recoupment provisions contained herein.

     7. Conditions to Obligation to Close.

     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

          (iii)the Company shall have procured all of the third party consents specified in Section 5(b) above;

          (iv) no action, suit, or proceeding shall be pending or threatened before any Authority wherein an unfavorable Order or charge

               would (A) prevent consummation of the Transaction, (B) cause the Transaction to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate its businesses (and no such Order or charge shall be in effect);

          (v) the Seller shall have delivered to the Buyer a certificate, in the form of Exhibit K, to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

          (vi) the relevant parties shall have entered into the Ancillary Agreements and the same shall be in full force and effect;

          (vii)the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit L attached hereto, addressed to the Buyer, and dated as of the Closing Date;

          (viii)the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company;

          (ix) the Buyer shall have received such environmental site audits or assessments of the operations and facilities of the Company (including the Headquarters) as the Buyer considers necessary or desirable, and the Buyer shall be reasonably satisfied with such site audits and assessments;

          (x) the leases described in Schedule 7(a)(x) (the "Designated Leases") shall have been amended by instruments in form and substance acceptable to the Buyer;

          (xi) the Board of Directors of the Buyer shall have approved this Agreement and the Transaction.

          (xii)all actions to be taken by the Seller in connection with consummation of the Transaction and all certificates, opinions, instruments, and other documents required to effect the Transaction (including the Disclosure Schedule) will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:


          (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii)no action, suit, or proceeding shall be pending or threatened before any Authority wherein an unfavorable Order or charge would (A) prevent consummation of the Transaction or (B) cause the Transaction to be rescinded following consummation (and no such Order or charge shall be in effect);

          (iv) the Buyer shall have delivered to the Seller a certificate in the form of Exhibit M, to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

          (v) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit N attached hereto, addressed to the Seller, and dated as of the Closing Date; and

          (vi) all actions to be taken by the Buyer in connection with consummation of the Transaction and all certificates, opinions, instruments, and other documents required to effect the Transaction will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7(b) if he executes a writing so stating at or prior to the Closing.

     8. Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties. Except only for the representations and warranties described in Schedule 8(a) (the "Sunset Representations"), all of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect thereafter (subject to any applicable statutes of limitations). The Sunset Representations shall expire on the date set forth on Schedule 8(a) (the "Sunset Date"), except that claims, if any, asserted on or prior to the Sunset Date which are identified as a claim for indemnification shall survive until finally resolved and satisfied in full.

     (b) Indemnification Provisions for Benefit of the Buyer.

          (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of his representations, warranties, and

               covenants contained herein, and, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(h) below, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Seller contained in
               Section 4(a)-(bb) above until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold (at which point the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar), provided further, however, that in the determination of whether the Adverse Consequences exceed the $25,000 aggregate threshold just described (and only for the purpose of such determination), the first $10,000 (in the aggregate) of Adverse Consequences resulting solely from, arising solely out of, and relating only to, or caused solely by the breach (or alleged breach) of any representation or warranty of the Seller contained either in Section 4(g) and/or in Section 4(k) above shall be excluded.

          (ii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company (x) for any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9(b)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, and (y) for the unpaid Taxes of any Person (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

          (iii)The Seller further agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from or arising out of the operation of the business of the Company prior to the Closing.


          (iv) For purposes of this Section 8(b), Adverse Consequences which the Buyer may suffer include any Adverse Consequences suffered by the Company.

     (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to
Section 11(h) below, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

     (d) Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
               Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless
               (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party,

               and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii)So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith),
               (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

     (e) Adjustment of Purchase Price. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price. For the purpose of determining Adverse Consequences under this Section 8, the Buyer shall make appropriate adjustments for payments received by it under insurance coverage.

     (f) Recoupment Under Buyer Note. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this
Section 8) by notifying the Seller that the Buyer is reducing the principal amount outstanding under the Buyer Note. Such reduction shall affect the timing and amount of payments required under the Buyer Note in the same manner as if the Buyer had made a permitted prepayment (without premium or penalty) thereunder. Notwithstanding the foregoing, the Buyer may exercise its recoupment option under this Section 8(f) only if and to the extent that (i) the Buyer has incurred an out-of-pocket expense; (ii) an amount has been reduced to judgment; or (iii) an Action has been settled pursuant to the terms of this Agreement.


     (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental Requirements) any Party may have with respect to the Company or the Transaction. The Seller hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any Action brought by the Buyer against the Seller (whether such Action is pursuant to this Agreement, applicable law, or otherwise).

     9. Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

     (a) Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Buyer shall permit Company to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Seller shall include any income, gain, loss, deduction or other tax items for such periods on his Tax Returns in a manner consistent with the Schedule K-1's furnished by the Company to the Seller for such periods. Seller shall reimburse the Buyer for Taxes of the Company with respect to such periods within fifteen (15) days after payment by the Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

     (b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period

multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

     (c) Cooperation on Tax Matters.

          (i) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree
               (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

          (ii) The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

          (iii)The Buyer and the Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043.

     (d) Intentionally omitted.


     (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Seller when due, and the Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     10. Termination.

     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller on or before the 30th day following the date of this Agreement if the Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company;

          (iii)the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or
               (B) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller himself breaching any representation, warranty, or covenant contained in this Agreement).


     (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). In the event of any termination of this Agreement pursuant to Section 10(a)(iii) or (iv) above, the non-breaching Party shall, in addition to its other rights and remedies under this Agreement, be entitled to an immediate payment of $50,000 from the breaching Party, as partial compensation for the cost, expense, and effort associated with the negotiation of this Agreement and preparation for the Transaction.

     11. Miscellaneous.

     (a) Intentionally omitted.

     (b) Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.


     (h) Notices. All notices, requests, demands, claims, and other communications hereunder (collectively, "Notices") will be in writing. Any Notice shall be deemed duly given if (and then one business day after) it is sent by recognized overnight delivery service, and addressed to the intended recipient as set forth below:

If to the Seller:

              Myrel Neumann, O.D.   Copy to: Peter J. Fuchsteiner, Esq.
              2594 Stearns Way               Hall & Byers, P.A.
              St. Cloud, MN  56303           First Bank Place
                                             1010 West St. Germain
                                             Suite 600
                                             St. Cloud, MN  56301


If to the Buyer:

              National Vision       Copy to:  Mitchell Goodman
              Associates, Ltd.                General Counsel
              296 Grayson Highway             National Vision Associates, Ltd.
              Lawrenceville, GA  30045        296 Grayson Highway
                                              Lawrenceville, GA  30045


Any Party may send any Notice to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such Notice shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which Notices are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.


     (l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transaction. The Buyer agrees that the Company may, prior to the date of any payments pursuant to Section 2(f) hereof, pay any costs and expenses (including any legal and accounting fees and expenses) of the Seller in connection with this Agreement or the Transaction. The Parties further agree that the Net Book Value shall be reduced by the amount of such costs and expenses paid or incurred on or before September 30, 1997. Any payment by the Buyer to the Seller pursuant to Section 2(f) hereof shall be further reduced by any such costs and expenses paid or incurred after September 30, 1997. The Seller warrants and represents that no such cost or expense shall be paid or incurred on or after October 15, 1997.

     (m) Construction. Any reference to any federal, state, or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement and in the Index are incorporated herein by reference and made a part hereof.

     (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and, subject to
Section 11(p) below, to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it or he may be entitled, at law or in equity.

     (p) Arbitration. After the Transaction has closed, any dispute or controversy arising out of, based on, or in connection with this Agreement, or the Transaction shall be settled by arbitration to be held in Minneapolis, Minnesota in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the Parties. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the Parties irrevocably consent to the jurisdiction of the Georgia courts for this purpose. In any such arbitration, the Parties waive personal service of any process or other papers and agree that service thereof may be made in accordance with Section 11(h) hereof. The losing Party in such arbitration shall pay all the costs and expenses of such arbitration and all the reasonable counsel fees and expenses of the other Party.


     (q) Time of Essence.  Time is of the essence under this Agreement.



     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                   BUYER:

                                   NATIONAL VISION ASSOCIATES, LTD.


                                   By:   /s/ James W. Krause
                                   Title:__________________________


                                   SELLER:


                                    /s/ Myrel A. Neumann
                                        Myrel Neumann, O.D.

                INDEX TO STOCK PURCHASE AGREEMENT
                             BETWEEN
                       MYREL NEUMANN, O.D.
                               AND
                NATIONAL VISION ASSOCIATES, LTD.


Exhibits
--------

Exhibit A - Buyer Note
Exhibit B - Headquarters Lease
Exhibit C - Loan Documents
Exhibit D - Neumann Employment Agreement
Exhibit E - Put Option Agreement
Exhibit F - Release
Exhibit G - Seller's Note Payable
Exhibit H - Seller's Note Receivable
Exhibit I - Financial Statements
Exhibit J - Form of Optometric Agreement
Exhibit K - Seller's Certificate
Exhibit L - Opinion of Seller's Counsel
Exhibit M - Buyer's Certificate
Exhibit N - Opinion of Buyer's Counsel


Schedules
---------

Schedule 2(b) - Cash and Share Payments
Schedule 2(e)(i) - Accounting Applications
Schedule 3(a) - Exceptions to Seller's representations and warranties concerning the Transaction
Schedule 3(b) - Exceptions to Buyer's representations and warranties concerning the Transaction
Schedule 7(a)(x) - Designated Leases
Schedule 8(a) - Sunset Representations and Sunset Date


Other
-----

Disclosure Schedule


The Registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.